As filed with the Securities and Exchange Commission on January 27, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

7 Days Group Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10F, 705

GuangzhouDaDaoNan Road

Guangzhou, Guangdong 510290

People’s Republic of China

(Address, Including Zip Code, of Principal Executive Offices)

7 Days Group Holdings Limited

2007 Employee Share Incentive Plan

(Amended and Restated)

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Kurt J. Berney, Esq.

Portia Ku, Esq.

O’Melveny & Myers LLP

37th Floor, Plaza 66, 1266 Nanjing Road West

Shanghai, 200040

People’s Republic of China

(8621) 2307-7000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares, par value US$0.125 per share, issuable under the 7 Days Group Holdings Limited 2007 Employee Share Incentive Plan (Amended and Restated)	8,925,000 (1)(3) shares	US$34,455,400.35 (2)	US$2,456.67 (2)

(1)

This Registration Statement covers, in addition to the number of ordinary shares, par value US$0.125 per share (the “Ordinary Shares”) of 7 Days Group Holdings Limited, a Cayman Islands corporation (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to 7 Days Group Holdings Limited 2007 Employee Share Incentive Plan (Amended and Restated) (the “2007 Plan”) as a result of one or more adjustments under the 2007 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to the Securities Act Rule 457(h)(1), the maximum aggregate offering price of the 2007 Plan is calculated as the sum of (a) the product of 6,956,827 Ordinary Shares issuable upon exercise of outstanding options under the 2007 Plan as of January 27, 2010, multiplied by an exercise price ranging from US$0.125 per Ordinary Share to US$3.60 per Ordinary Share, which is equal to an aggregate offering price of US$9,951,646.50, and (b) the product of the remaining 1,968,173 Ordinary Shares issuable or reserved under the 2007 Plan multiplied by the average of the high and low prices for the Registrant’s Ordinary Shares represented by American Depository Shares (“ADSs”) as reported on the New York Stock Exchange on January 25, 2010, or US$12.45, which is equal to US$24,503,753.85.

(3)

These Ordinary Shares may be represented by the Registrant’s ADSs, each of which represents three Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-162949) filed on November 6, 2009, as amended and any other amendment or report filed for updating such statement.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

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PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s latest prospectus filed with the Commission on November 20, 2009 (the “Prospectus”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), which includes the consolidated balance sheets of 7 Days Group Holdings Limited and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008.

(b)	The description of the Registrant’s ordinary shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-34531 ) filed with the Commission on November 6, 2009 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares and ADSs set forth under “Description of Share Capital” in the Prospectus.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

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Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a Registrant’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from the actual fraud or the willful neglect or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law, or DGCL, for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China on January 27, 2010.

7 Days Group Holdings Limited

By:	/s/ Nanyan Zheng
Nanyan Zheng
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Nanyan Zheng and Eric Haibing Wu, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Boquan He Boquan He	Chairman of the Board of Directors	January 27, 2010

/s/ Nanyan Zheng Nanyan Zheng	Chief Executive Officer and Director (principal executive officer)	January 27, 2010

/s/ Eric Haibing Wu Eric Haibing Wu	Chief Financial Officer (principal financial and accounting officer)	January 27, 2010

/s/ Minjian Shi Minjian Shi	Director	January 27, 2010

/s/ Miao Chi Miao Chi	Director	January 27, 2010

/s/ Meng Ann Lim Meng Ann Lim	Director	January 27, 2010

/s/ Bin Dai Bin Dai	Director	January 27, 2010

/s/ Wee Seng Tan Wee Seng Tan	Director	January 27, 2010

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on January 27, 2010.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	7 Days Group Holdings Limited 2007 Employee Share Incentive Plan. Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Amendment No.1 to Form F-1 filed on November 6, 2009 (File No. 333-162806), as amended, and incorporated herein by reference.

5.1	Opinion of Maples & Calder (opinion re legality).

23.1	Consent of KPMG, Independent Registered Public Accounting Firm.

23.2	Consent of Maples & Calder (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).